Exhibit 99.1

For Immediate Release

For more information contact:
Rex S. Schuette
Executive Vice President &
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES
ADDITION OF $30 MILLION OF TIER 2 REGULATORY CAPITAL

BLAIRSVILLE, GA – August 29, 2008 – United Community Bank, a subsidiary of United Community Banks, Inc. (NASDAQ: UCBI), has entered into a subordinated debt agreement that qualifies as Tier 2 regulatory capital. The agreement provides for a $30 million unsecured subordinated term loan with a maturity of seven years and bearing interest at three-month LIBOR plus 400 basis points. The subordinated debt is pre-payable at any time without penalty and was arranged by SunTrust Robinson Humphrey, Inc.

“This type of unsecured financing is available to United because of our sound financial condition and long-term successful financial performance,” said Jimmy Tallent, president and chief executive officer.  “We are pleased with this agreement because, unlike issuing common stock, subordinated debt is non-dilutive for existing shareholders.  However, like common stock, it will bolster our regulatory capital and help us meet important objectives both for our shareholders and our company.”

Tallent cited the issuance of this regulatory capital, and a recently announced stock dividend, as steps the company has taken to conserve and bolster its capital position.  Tallent added, “We will likely issue internally a modest amount of trust preferred securities by year-end and look to add small amounts of regulatory capital when opportunities became available to us.”

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $8.3 billion and operates 27 community banks with 108 banking offices located throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. The company specializes in providing personalized community banking services to individuals and small- to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the company’s web site at www.ucbi.com.

Safe Harbor
This news release contains forward-looking statements, as defined by Federal Securities Laws, including statements about financial outlook and business environment. These statements are provided to assist in the understanding of future financial performance and such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. Any such statements are based on current expectations and involve a number of risks and uncertainties. For a discussion of some factors that may cause such forward-looking statements to differ materially from actual results, please refer to the section entitled “Forward-Looking Statements” on page 4 of United Community Banks, Inc.’s annual report filed on Form 10-K with the Securities and Exchange Commission.
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